EXHIBIT 5.1 AND 23.1

                  The Law Office of James G. Dodrill II, P.A.
                                5800 Hamilton Way
                            Boca Raton, Florida 33496
                               Tel. (561) 862-0529
                               Fax: (561) 862-0927
                         Email: jimdodrill@adelphia.net

                                 August 7, 2003
________________________________________________________________________________

iGames Entertainment, Inc.
301 Yamato Road, Suite 2199
Boca Raton, Florida 33431

Gentlemen and Ladies:

         At your request, this office has acted as counsel for iGames Entertainment, Inc., a Nevada corporation (the "Company"), in connection with the Company's preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning registration of 1,800,000 shares of the Company's $.001 par value common stock (the "Common Stock"), 1,500,000 of which may be issued or acquired pursuant to the Company's 2003 Stock Incentive Plan (the "Plan") and 300,000 of which are to be issued to individuals solely for services pursuant to a written compensation contract for providing bona fide services to the Company that are not in connection with the offer or sale or securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's securities (the "Contract").

         This firm is familiar with the Certificate Of Incorporation, the Bylaws of the Company and the record of the Company's corporate proceedings concerning the registration described above. In addition, this firm has examined such other certificates, agreements, documents and papers, and have made such other inquiries and investigations of law as this firm has deemed appropriate and necessary in order to express the opinion set forth in this letter. In these examinations, this firm has assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters this firm has relied upon certificates and advice from various state authorities and public officials, and have assumed the accuracy of the material and the factual matters contained herein.

         Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is this firm's opinion that the shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Plan or the Contract, when issued in accordance with the terms and conditions of the Plan or in accordance with the terms of the Contract, respectively, will be legally and validly issued, fully paid, and nonassessable and that the Company has the power, and has properly issued the Shares

         We are licensed to practice law in the State of Florida and express no opinion as to any laws other than those of the State of Florida and the federal laws of the United States of America.

         This opinion is provided to you for your benefit and is to be used solely in connection with the Registration Statement and may not be used by any other person or for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. This opinion is based upon this firm's knowledge of the law and facts as of the date hereof and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter

                                   Sincerely,
                                   Law Office of James G. Dodrill II, PA

                                   /s/ James G. Dodrill II, Esq.
                                   -----------------------------
                                   By:  James G. Dodrill II, Esq.